Exhibit 99.1

STRYKER REPORTS 2019 RESULTS AND 2020 OUTLOOK
Kalamazoo, Michigan - January 28, 2020 - Stryker (NYSE:SYK) reported operating results for the fourth quarter and full year of 2019 and 2020 outlook:
Fourth Quarter Highlights

•	Reported net sales increased 8.8% to $4.1 billion

•	Organic net sales increased 8.0%

•	Reported operating income margin of 22.9%

•	Adjusted operating income margin(1) expanded 80 bps to 28.3%

•	Reported EPS decreased 65.1% to $1.90

•	Adjusted EPS(1) increased 14.2% to $2.49, exceeding the high end of guidance range

	Fourth Quarter Net Sales Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions	Organic
Orthopaedics	6.7%	(0.6)%	7.3%	—%	7.3%
MedSurg	6.8	(0.6)	7.4	0.6	6.8
Neurotechnology and Spine	18.0	(0.2)	18.2	5.7	12.5
Total	8.8%	(0.6)%	9.4%	1.4%	8.0%
Full Year Highlights

•	Reported net sales increased 9.4% to $14.9 billion

•	Organic net sales increased 8.1%

•	Reported operating income margin of 18.2%

•	Adjusted operating income margin(1) expanded 40 bps to 26.3%

•	Reported EPS decreased 41.3% to $5.48

•	Adjusted EPS(1) increased 13.0% to $8.26, exceeding the high end of guidance range

	Full Year Net Sales Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions	Organic
Orthopaedics	5.2%	(1.5)%	6.7%	—%	6.7%
MedSurg	8.8	(1.1)	9.9	1.0	8.9
Neurotechnology and Spine	19.2	(1.3)	20.5	11.6	8.9
Total	9.4%	(1.3)%	10.7%	2.6%	8.1%
"We had an excellent finish to 2019, achieving 8.1% full-year organic sales growth and 13% adjusted EPS gains. This marks our seventh consecutive year of accelerating organic sales growth and is a testament to our talent, culture and durable operating model," said Kevin Lobo, Chairman and Chief Executive Officer. "The performance was balanced across businesses and geographies and positions us well for continued success."
Sales Analysis
Consolidated net sales of $4.1 billion and $14.9 billion increased 8.8% and 9.4% in the quarter and full year and 9.4% and 10.7% in constant currency. Organic net sales increased 8.0% and 8.1% in the quarter and full year including 8.6% and 9.0% from increased unit volume partially offset by 0.6% and 0.9% from lower prices.
Orthopaedics net sales of $1.5 billion and $5.3 billion increased 6.7% and 5.2% in the quarter and full year and 7.3% and 6.7% in constant currency. Organic net sales increased 7.3% and 6.7% in the quarter and full year including 8.5% and 8.2% from increased unit volume partially offset by 1.2% and 1.5% from lower prices.
MedSurg net sales of $1.8 billion and $6.6 billion increased 6.8% and 8.8% in the quarter and full year and 7.4% and 9.9% in constant currency. Organic net sales increased 6.8% and 8.9% in the quarter and full year including 7.2% and 9.4% from increased unit volume partially offset by 0.4% and 0.5% from lower prices.
Neurotechnology and Spine net sales of $827 million and $3.1 billion increased 18.0% and 19.2% in the quarter and full year and 18.2% and 20.5% in constant currency. Organic net sales increased 12.5% and 8.9% in the quarter and full year including 12.5% and 9.6% from increased unit volume partially offset by 0.7% from lower prices in the full year, with a nominal impact from pricing in the quarter.

Earnings Analysis
Reported net earnings of $725 million and $2.1 billion decreased 64.9% and 41.4% in the quarter and full year. Reported net earnings per diluted share of $1.90 and $5.48 decreased 65.1% and 41.3% in the quarter and full year. Reported gross profit margin and reported operating income margin were 65.4% and 22.9% in the quarter and 65.1% and 18.2% in the full year. Reported net earnings include certain items, such as charges for acquisition and integration-related activities, the amortization of purchased intangible assets, restructuring-related and other charges, costs to comply with certain medical device regulations, recall-related matters, regulatory and legal matters and tax matters. In the fourth quarter 2018 the transfer of certain intellectual properties between tax jurisdictions resulted in a $1.5 billion non-cash tax benefit and a corresponding $1.5 billion deferred tax asset. The effect of each of these matters on reported net earnings and net earnings per diluted share appear in the reconciliation of GAAP to non-GAAP financial measures. Excluding the aforementioned items, adjusted gross profit margin(1) and adjusted operating income margin(1) were 66.3% and 28.3%, an improvement of 80 basis points, in the quarter and were 65.9% and 26.3%, an improvement of 40 basis points, for the full year. Adjusted net earnings(1) of $948 million and $3.1 billion increased 14.5% and 13.0% in the quarter and full year. Adjusted net earnings per diluted share(1) of $2.49 and $8.26 increased 14.2% and 13.0% in the quarter and full year.
2020 Outlook
We expect 2020 organic net sales growth to be in the range of 6.5% to 7.5% and expect adjusted net earnings per diluted share(2) to be in the range of $9.00 to $9.20. We expect adjusted net earnings per diluted share(2) to be in the range of $2.05 to $2.10 in the first quarter. If foreign currency exchange rates hold near current levels, we expect sales and EPS will be nominally impacted in 2020.
(1) A reconciliation of the non-GAAP financial measures: adjusted gross profit margin, adjusted operating income and adjusted operating income margin, adjusted net earnings and adjusted net earnings per diluted share, to the most directly comparable GAAP measures: gross profit margin, operating income and operating income margin, net earnings and net earnings per diluted share, and other important information accompanies this press release.
(2) We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of restructuring-related and other charges, acquisition-related expenses and fair value adjustments to inventory and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Conference Call on Tuesday, January 28, 2020
As previously announced, Stryker will host a conference call on Tuesday, January 28, 2020 at 4:30 p.m., Eastern Time, to discuss the company's operating results for the quarter and year ended December 31, 2019 and provide an operational update.
To participate in the conference call dial (877) 702-4565 (domestic) or (647) 689-5532 (international) and be prepared to provide conference ID number 3198166 to the operator.
A simultaneous webcast of the call will be accessible via the company's website at www.stryker.com. The call will be archived on the Investor Relations page of this site.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Tuesday, January 28, 2020, until 11:59 p.m., Eastern Time, on Tuesday, February 4, 2020. To hear this recording, you may dial (800) 585-8367 (domestic) or (416) 621-4642 (international) and enter conference ID number 3198166.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the failure to satisfy any of the closing conditions to the acquisition of Wright Medical Group N.V. ("Wright"), including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); timing of the closing of the acquisition of Wright; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Wright; the effects of the proposed Wright transaction (or the announcement thereof) on the parties relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Wright products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Wright; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

For investor inquiries please contact:
Katherine Owen, Vice President, Strategy & Investor Relations at 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Communications, Public Affairs and Corporate Marketing at 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months			Full Year
	2019	2018	% Change	2019	2018	% Change
Net sales	$4,131	$3,796	8.8%	$14,884	$13,601	9.4%
Cost of sales	1,428	1,340	6.6	5,188	4,663	11.3
Gross profit	$2,703	$2,456	10.1%	$9,696	$8,938	8.5%
% of sales	65.4%	64.7%		65.1%	65.7%
Research, development and engineering expenses	254	221	14.9	971	862	12.6
Selling, general and administrative expenses	1,380	1,431	(3.6)	5,356	5,099	5.0
Recall charges	13	13	nm	192	23	nm
Amortization of intangible assets	112	93	20.4	464	417	11.3
Total operating expenses	$1,759	$1,758	0.1%	$6,983	$6,401	9.1%
Operating income	$944	$698	35.2%	$2,713	$2,537	6.9%
% of sales	22.9%	18.4%		18.2%	18.7%
Other income (expense), net	(8)	(41)	(80.5)	(151)	(181)	(16.6)
Earnings before income taxes	$936	$657	42.5%	$2,562	$2,356	8.7%
Income taxes	211	(1,411)	nm	479	(1,197)	nm
Net earnings	$725	$2,068	(64.9)%	$2,083	$3,553	(41.4)%
Net earnings per share of common stock:
Basic	$1.94	$5.52	(64.9)%	$5.57	$9.50	(41.4)%
Diluted	$1.90	$5.44	(65.1)%	$5.48	$9.34	(41.3)%
Weighted-average shares outstanding (in millions):
Basic	374.4	374.3		374.0	374.1
Diluted	380.1	380.2		379.9	380.3

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31
	2019	2018
Assets
Cash and cash equivalents	$4,337	$3,616
Marketable securities	88	83
Accounts receivable, net	2,893	2,332
Inventories	3,282	2,955
Prepaid expenses and other current assets	760	747
Total current assets	$11,360	$9,733
Property, plant and equipment, net	2,567	2,291
Goodwill and other intangibles, net	13,296	12,726
Noncurrent deferred income tax assets	1,575	1,678
Other noncurrent assets	1,369	801
Total assets	$30,167	$27,229
Liabilities and shareholders' equity
Current liabilities	$4,400	$4,807
Long-term debt, excluding current maturities	10,231	8,486
Income taxes	1,068	1,228
Other noncurrent liabilities	1,661	978
Shareholders' equity	12,807	11,730
Total liabilities and shareholders' equity	$30,167	$27,229

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	December 31
	2019	2018
Operating activities
Net earnings	$2,083	$3,553
Depreciation	314	306
Amortization of intangible assets	464	417
Changes in operating assets, liabilities, income taxes payable and other, net	(670)	(1,666)
Net cash provided by operating activities	$2,191	$2,610
Investing activities
Acquisitions, net of cash acquired	$(802)	$(2,451)
Change in marketable securities, net	(5)	168
Purchases of property, plant and equipment	(649)	(572)
Other investing, net	1	(2)
Net cash used in investing activities	$(1,455)	$(2,857)
Financing activities
Borrowings (payments) of debt, net	$1,293	$2,456
Dividends paid	(778)	(703)
Repurchases of common stock	(307)	(300)
Other financing, net	(205)	(124)
Net cash provided by (used in) financing activities	$3	$1,329
Effect of exchange rate changes on cash and cash equivalents	(18)	(8)
Change in cash and cash equivalents	$721	$1,074

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STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months				Full Year
			Percentage Change				Percentage Change
	2019	2018	As Reported	Constant Currency	2019	2018	As Reported	Constant Currency
Geographic:
United States	$3,039	$2,768	9.8%	9.8%	$10,957	$9,848	11.3%	11.3%
International	1,092	1,028	6.2	8.4	3,927	3,753	4.6	9.3
Total	$4,131	$3,796	8.8%	9.4%	$14,884	$13,601	9.4%	10.7%
Segment:
Orthopaedics	$1,467	$1,376	6.7%	7.3%	$5,252	$4,991	5.2%	6.7%
MedSurg	1,837	1,720	6.8	7.4	6,574	6,045	8.8	9.9
Neurotechnology and Spine	827	700	18.0	18.2	3,058	2,565	19.2	20.5
Total	$4,131	$3,796	8.8%	9.4%	$14,884	$13,601	9.4%	10.7%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
					United States	International
			Percentage Change
	2019	2018	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics:
Knees	$510	$465	9.8%	10.5%	10.5%	7.8%	10.3%
Hips	372	353	5.2	6.0	5.2	5.3	7.4
Trauma and Extremities	442	428	3.4	4.0	3.8	2.5	4.2
Other	143	130	10.1	10.6	9.1	14.0	16.2
	$1,467	$1,376	6.7%	7.3%	7.2%	5.5%	7.6%
MedSurg:
Instruments	$567	$530	6.8%	7.3%	5.5%	11.8%	14.1%
Endoscopy	559	511	9.8	10.2	15.5	(7.4)	(5.2)
Medical	637	610	4.4	5.3	5.7	(0.3)	3.8
Sustainability	74	69	6.6	6.6	6.1	nm	nm
	$1,837	$1,720	6.8%	7.4%	8.4%	1.1%	4.0%
Neurotechnology and Spine:
Neurotechnology	$537	$455	17.6%	18.0%	17.7%	17.4%	18.6%
Spine	290	245	18.6	18.6	20.2	14.1	14.0
	$827	$700	18.0%	18.2%	18.7%	16.4%	17.3%
Total	$4,131	$3,796	8.8%	9.4%	9.8%	6.2%	8.4%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Full Year
					United States	International
			Percentage Change
	2019	2018	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics:
Knees	$1,815	$1,701	6.7%	8.1%	8.2%	2.6%	7.6%
Hips	1,383	1,336	3.5	5.2	5.4	0.3	4.8
Trauma and Extremities	1,639	1,580	3.7	5.2	4.9	1.6	5.8
Other	415	374	11.2	12.0	11.5	10.0	14.2
	$5,252	$4,991	5.2%	6.7%	6.8%	1.9%	6.4%
MedSurg:
Instruments	$2,041	$1,822	12.0%	13.1%	12.9%	8.7%	13.8%
Endoscopy	1,983	1,846	7.5	8.6	10.1	(1.8)	3.4
Medical	2,264	2,118	6.9	8.1	9.6	(2.4)	2.9
Sustainability	286	259	10.4	10.4	9.9	nm	nm
	$6,574	$6,045	8.8%	9.9%	10.8%	1.3%	6.5%
Neurotechnology and Spine:
Neurotechnology	$1,973	$1,737	13.5%	14.9%	13.9%	12.7%	16.7%
Spine	1,085	828	31.1	32.3	34.7	21.3	25.4
	$3,058	$2,565	19.2%	20.5%	21.3%	14.9%	18.9%
Total	$14,884	$13,601	9.4%	10.7%	11.3%	4.6%	9.3%

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including: percentage sales growth; percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted net earnings per diluted share (Diluted EPS). We believe that these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating income, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of non-GAAP earnings per share are the same as those used in the calculation of reported earnings per share for the respective period.

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
Three Months 2019	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,703	$1,380	$254	$944	$725	22.5%	$1.90
Reported percent net sales	65.4%	33.4%	6.1%	22.9%	17.6%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	12	—	—	12	9	0.1	0.02
Other acquisition and integration-related	—	(40)	—	40	34	—	0.09
Amortization of purchased intangible assets	—	—	—	112	81	1.3	0.21
Restructuring-related and other charges (b)	17	(63)	—	80	58	0.9	0.15
Medical device regulations (c)	5	—	(23)	28	20	0.3	0.06
Recall-related matters (d)	—	—	—	13	10	0.2	0.03
Regulatory and legal matters (e)	—	59	—	(59)	(52)	0.4	(0.14)
Tax matters (f)	—	—	—	—	63	(9.4)	0.17
Adjusted	$2,737	$1,336	$231	$1,170	$948	16.3%	$2.49
Adjusted percent net sales	66.3%	32.3%	5.6%	28.3%	22.9%

Three Months 2018	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,456	$1,431	$221	$698	$2,068	(214.8)%	$5.44
Reported percent net sales	64.7%	37.7%	5.8%	18.4%	54.5%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	16	—	—	15	13	(0.1)	0.03
Other acquisition and integration-related	—	(59)	—	59	49	(0.1)	0.13
Amortization of purchased intangible assets	—	—	—	93	75	0.1	0.20
Restructuring-related and other charges (b)	18	(77)	—	96	81	(0.2)	0.21
Medical device regulations (c)	1	—	(5)	7	6	0.1	0.02
Recall-related matters (d)	—	—	—	13	11	—	0.03
Regulatory and legal matters (e)	—	(64)	—	64	49	0.6	0.13
Tax matters (f)	—	—	—	—	(1,524)	232.0	(4.01)
Adjusted	$2,491	$1,231	$216	$1,045	$828	17.6%	$2.18
Adjusted percent net sales	65.7%	32.4%	5.7%	27.5%	21.8%

Full Year 2019	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$9,696	$5,356	$971	$2,713	$2,083	18.7%	$5.48
Reported percent net sales	65.1%	36.0%	6.5%	18.2%	14.0%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	67	—	—	67	51	0.2	0.13
Other acquisition and integration-related	—	(208)	—	208	160	0.6	0.42
Amortization of purchased intangible assets	—	—	—	464	375	0.6	0.99
Restructuring-related and other charges (b)	38	(188)	—	226	180	0.4	0.47
Medical device regulations (c)	6	—	(56)	62	48	0.2	0.13
Recall-related matters (d)	—	—	—	192	154	0.3	0.41
Regulatory and legal matters (e)	—	24	—	(24)	(33)	0.5	(0.09)
Tax matters (f)	—	—	—	—	121	(5.7)	0.32
Adjusted	$9,807	$4,984	$915	$3,908	$3,139	15.8%	$8.26
Adjusted percent net sales	65.9%	33.5%	6.1%	26.3%	21.1%

Full Year 2018	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$8,938	$5,099	$862	$2,537	$3,553	(50.8)%	$9.34
Reported percent net sales	65.7%	37.5%	6.3%	18.7%	26.1%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	16	—	—	15	9	0.2	0.02
Other acquisition and integration-related	—	(108)	—	108	90	—	0.24
Amortization of purchased intangible assets	—	—	—	417	338	0.4	0.89
Restructuring-related and other charges (b)	27	(192)	—	220	179	0.1	0.47
Medical device regulations (c)	2	—	(10)	12	10	—	0.03
Recall-related matters (d)	—	—	—	23	18	—	0.05
Regulatory and legal matters (e)	—	(185)	—	185	141	0.6	0.37
Tax matters (f)	—	—	—	—	(1,559)	66.2	(4.10)
Adjusted	$8,983	$4,614	$852	$3,517	$2,779	16.7%	$7.31
Adjusted percent net sales	66.1%	33.9%	6.3%	25.9%	20.4%

(a)	Charges represent certain acquisition and integration-related costs associated with acquisitions.
(b)	Charges represent the costs associated with certain restructuring-related activities associated with workforce reductions and other restructuring-related activities.
(c)
Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union and China.

(d)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve certain recall-related matters.
(e)	Our best estimate of the minimum of the range of probable loss to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(f)
Benefits and charges represent the accounting impact of certain significant and discrete tax items, including adjustments related to the Tax Cuts and Jobs Act of 2017, and the transfer of certain intellectual properties between tax jurisdictions.